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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-133405) pertaining to the Atlas Air Worldwide Holdings, Inc. 2004 Long Term Incentive and Share Award Plan of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of Atlas Air Worldwide Holdings, Inc., Atlas Air Worldwide Holdings, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Atlas Air Worldwide Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

                                                          /s/ Ernst & Young, LLP


New York, New York
March 12, 2007